Exhibit 2.1

EXECUTION VERSION

November 11, 2015

Grupo Villar Mir, S.A.U.

Grupo FerroAtlántica, S.A.U.

Ferroglobe PLC

Gordon Merger Sub, Inc.

c/o Grupo FerroAtlántica, S.A.U.

Torre Espacio

Paseo de la Castellana, 259 D Pita. 49

28046 Madrid, Spain

Attention: Javier López Madrid

Dear Mr. López Madrid:

Reference is made to that certain Amended and Restated Business Combination Agreement, dated May 5, 2015, as amended by that certain First Amendment to Amended and Restated Business Combination Agreement, dated September 10, 2015 (as so amended, the “Agreement”), by and among Globe Specialty Metals, Inc., a Delaware corporation (“Globe”), Grupo Villar Mir, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima (“Grupo VM”), Grupo FerroAtlántica, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima (“FA”), VeloNewco Limited, a private limited company incorporated under the laws of England subsequently re-registered as a public limited company and renamed Ferroglobe PLC (“Holdco”), and Gordon Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

Pursuant to Section 9.4 of the Agreement, Globe, Grupo VM, FA, Holdco and Merger Sub hereby agree to amend and restate Section 9.1(b)(ii) of the Agreement as follows:

“if the transactions shall not have been consummated by December 31, 2015; provided, that in the event that, as of December 31, 2015, all conditions to the Closing set forth in Article 8 have been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing) other than the conditions set forth in Section 8.1(c) or Section 8.1(e), the termination date may be extended from time to time by either GSM or FA until no later than May 21, 2016 (such date, including any such permitted extensions thereof, the “Outside Date”), and provided, further, that the right to terminate the Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the failure of the Transactions to be consummated by such time; or”

The provisions of Article XI of the Agreement are hereby incorporated by reference into this letter agreement, mutatis mutandis.

This letter agreement is designated as an amendment to the Agreement. Except as specifically amended, modified or waived above, the terms and conditions of the Agreement shall remain unchanged and the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

[signature pages follow]

Please countersign a copy of this letter agreement and return it to the undersigned to confirm your agreement with the terms set forth in this letter agreement.

Sincerely,

GLOBE SPECIALTY METALS, INC.

By:	/s/ Alan Kestenbaum
Alan Kestenbaum
Executive Chairman

[Signature Page – Letter Amendment]

Acknowledged and Agreed:

GRUPO FERROATLÁNTICA, S.A.U.

By:	/s/ Javier López Madrid
Javier López Madrid
Vice-Chairman and Chief Executive Officer

GRUPO VILLAR MIR, S.A.U.

By:	/s/ Javier López Madrid
Javier López Madrid
Chief Executive Officer

FERROGLOBE PLC

By:	/s/ Javier López Madrid
Javier López Madrid
Director

GORDON MERGER SUB, INC.

By:	/s/ Javier López Madrid
Javier López Madrid
Vice President

[Signature Page – Letter Amendment]